Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of CCSC Technology International Holdings Limited on Form S-8 of our report dated July 22, 2024 with respect to our audits of the consolidated financial statements of CCSC Technology International Holdings Limited as of March 31, 2024 and 2023 and for the years ended March 31, 2024 and 2023 appearing in the Annual Report on Form 20-F of CCSC Technology International Holdings Limited for the year ended March 31, 2024.

/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP

New York, New York

October 15, 2024